Exhibit 99.1

Unaudited Attributed Financial Information for Tracking Stock Groups
Our Liberty Interactive common stock is intended to reflect the separate performance of our Interactive Group which is comprised of our businesses engaged in video and on-line commerce, including our subsidiaries, QVC, Inc., Provide Commerce, Inc., Backcountry.com, Inc., Bodybuilding.com, LLC and Celebrate Interactive Holdings, Inc. and our interest in HSN, Inc. Our Liberty Ventures common stock is intended to reflect the separate performance of our Ventures Group which consists of all of our businesses not included in the Interactive Group including our consolidated subsidiary, TripAdvisor, Inc., and our interests in equity method investments of Expedia, Inc., Interval Leisure Group, Inc. and Tree.com, Inc. and available-for-sale securities Time Warner, Time Warner Cable and AOL.
The following tables present our assets and liabilities as of March 31, 2013 and revenue, expenses and cash flows as of and for the three months ended March 31, 2013 and 2012. The tables further present our assets, liabilities, revenue, expenses and cash flows that are attributed to the Interactive Group and the Ventures Group, respectively, as if those businesses and assets had been attributed to those respective groups at the beginning of each period, for comparative purposes. Therefore, the attributed earnings in the periods presented in the Unaudited Attributed Financial Information Statements are not the same as those reflected in the Liberty Interactive Corporation condensed consolidated financial statements. The earnings attributed to the Liberty Interactive common stock and and Liberty Ventures common stock for purposes of those financial statements only relate to the period after the Liberty Ventures stock was issued. The financial information in this Exhibit should be read in conjunction with our unaudited condensed consolidated financial statements for the three months ended March 31, 2013 included in this Quarterly Report on Form 10-Q.
Notwithstanding the following attribution of assets, liabilities, revenue, expenses and cash flows to the Interactive Group and the Ventures Group, our tracking stock structure does not affect the ownership or the respective legal title to our assets or responsibility for our liabilities. We and our subsidiaries are each responsible for our respective liabilities. Holders of Liberty Interactive common stock and Liberty Ventures common stock are holders of our common stock and are subject to risks associated with an investment in our company and all of our businesses, assets and liabilities. The issuance of Liberty Interactive common stock and Liberty Ventures common stock does not affect the rights of our creditors or creditors of our subsidiaries.

SUMMARY ATTRIBUTED FINANCIAL DATA
Interactive Group

	March 31, 2013	December 31, 2012
	amounts in millions
Summary balance sheet data:
Cash and cash equivalents	$587	699
Trade and other receivables, net	$814	1,095
Inventory	$1,116	1,106
Investments in affiliates, accounted for using the equity method	$319	304
Total assets	$14,554	15,115
Long-term debt	$4,409	4,277
Deferred income tax liabilities	$1,267	1,318
Attributed net assets	$6,792	7,011

	Three months ended
	March 31,
	2013	2012
	amounts in millions
Summary operations data:
Revenue	$2,434	2,314
Cost of sales	(1,553)	(1,466)
Operating expenses	(208)	(208)
Selling, general and administrative expenses (1)	(260)	(238)
Depreciation and amortization	(153)	(143)
Operating income (loss)	260	259
Interest expense	(84)	(77)
Share of earnings (losses) of affiliates, net	16	13
Realized and unrealized gains (losses) on financial instruments, net	13	14
Other income (expense), net	(40)	3
Income tax benefit (expense)	(58)	(79)
Net earnings (loss)	107	133
Less net earnings (loss) attributable to noncontrolling interests	12	14
Net earnings (loss) attributable to Liberty Interactive Corporation shareholders	$95	119
______________________________________________

(1)	Includes stock-based compensation of $24 million and $17 million for the three months ended March 31, 2013 and 2012, respectively.

SUMMARY ATTRIBUTED FINANCIAL DATA (Continued)
Ventures Group

	March 31, 2013	December 31, 2012
	amounts in millions
Summary balance sheet data:
Cash and cash equivalents	$783	1,961
Investments in available-for-sale securities and other cost investments	$2,373	1,815
Investments in affiliates, accounted for using the equity method	$551	547
Long-term debt, including current portion	$3,204	3,342
Deferred income tax liabilities, including current portion	$2,768	2,959
Attributed net assets	$484	551

	Three months ended
	March 31,
	2013	2012
	amounts in millions
Summary operations data:
Revenue	$230	—
Operating expenses (1)	(36)	—
Selling, general and administrative expenses (1)	(106)	(1)
Depreciation and amortization	(77)	—
Operating income (loss)	11	(1)
Interest expense	(27)	(29)
Share of earnings (losses) of affiliates, net	(27)	(2)
Realized and unrealized gains (losses) on financial instruments, net	(86)	(32)
Other, net	2	—
Income tax benefit (expense)	73	36
Net earnings (loss)	(54)	(28)
Less net earnings (loss) attributable to noncontrolling interests	14	—
Net earnings (loss) attributable to Liberty Interactive Corporation shareholders	$(68)	(28)
______________________________________________

(1)	Included in the Ventures Group statements of operations are the following amounts of stock-based compensation:

	Three months ended March 31,
	2013	2012
	(amounts in millions)
Operating expenses	$8	—
Selling, general and administrative expenses	10	—
	$18	—

BALANCE SHEET INFORMATION
March 31, 2013
(unaudited)

	Attributed (note 1)
	Interactive Group	Ventures Group	Inter-group eliminations	Consolidated Liberty
	amounts in millions
Assets
Current assets:
Cash and cash equivalents	$587	783	—	1,370
Trade and other receivables, net	814	158	—	972
Inventory, net	1,116	—	—	1,116
Other current assets	238	493	(156)	575
Total current assets	2,755	1,434	(156)	4,033
Investments in available-for-sale securities and other cost investments (note 2)	4	2,373	—	2,377
Investments in affiliates, accounted for using the equity method (note 3)	319	551	—	870
Property and equipment, net	1,174	15	—	1,189
Intangible assets not subject to amortization, net	8,376	5,484	—	13,860
Intangible assets subject to amortization, net	1,831	1,085	—	2,916
Other assets, at cost, net of accumulated amortization	95	14	—	109
Total assets	$14,554	10,956	(156)	25,354
Liabilities and Equity
Current liabilities:
Intergroup payable (receivable) (note 7)	$21	(21)	—	—
Accounts payable	523	12	—	535
Accrued liabilities	690	69	—	759
Current portion of debt (note 4)	262	1,020	—	1,282
Deferred tax liabilities	—	960	(156)	804
Other current liabilities	256	70	—	326
Total current liabilities	1,752	2,110	(156)	3,706
Long-term debt (note 4)	4,409	2,184	—	6,593
Deferred income tax liabilities	1,267	1,808	—	3,075
Other liabilities	210	2	—	212
Total liabilities	7,638	6,104	(156)	13,586
Equity/Attributed net assets (liabilities)	6,792	484	—	7,276
Noncontrolling interests in equity of subsidiaries	124	4,368	—	4,492
Total liabilities and equity	$14,554	10,956	(156)	25,354

STATEMENT OF OPERATIONS INFORMATION
Three months ended March 31, 2013
(unaudited)

	Attributed (note 1)
	Interactive Group	Ventures Group	Consolidated Liberty
	amounts in millions
Revenue:
Net retail sales	$2,434	—	2,434
Other revenue	—	230	230
Total revenue	2,434	230	2,664
Operating costs and expenses:
Cost of sales	1,553	—	1,553
Operating, including stock-based compensation (note 5)	208	36	244
Selling, general and administrative, including stock-based compensation (note 5)	260	106	366
Depreciation and amortization	153	77	230
	2,174	219	2,393
Operating income (loss)	260	11	271
Other income (expense):
Interest expense	(84)	(27)	(111)
Share of earnings (losses) of affiliates, net (note 3)	16	(27)	(11)
Realized and unrealized gains (losses) on financial instruments, net	13	(86)	(73)
Other, net	(40)	2	(38)
	(95)	(138)	(233)
Earnings (loss) before income taxes	165	(127)	38
Income tax benefit (expense)	(58)	73	15
Net earnings (loss)	107	(54)	53
Less net earnings (loss) attributable to noncontrolling interests	12	14	26
Net earnings (loss) attributable to Liberty Interactive Corporation shareholders	$95	(68)	27

STATEMENT OF OPERATIONS INFORMATION
Three months ended March 31, 2012
(unaudited)

	Attributed (note 1)
	Interactive Group	Ventures Group	Consolidated Liberty
	amounts in millions
Revenue:
Net retail sales	$2,314	—	2,314
Other revenue	—	—	—
Total revenue	2,314	—	2,314
Operating costs and expenses:
Cost of sales	1,466	—	1,466
Operating	208	—	208
Selling, general and administrative, including stock-based compensation (note 5)	238	1	239
Depreciation and amortization	143	—	143
	2,055	1	2,056
Operating income (loss)	259	(1)	258
Other income (expense):
Interest expense	(77)	(29)	(106)
Share of earnings (losses) of affiliates, net (note 3)	13	(2)	11
Realized and unrealized gains (losses) on financial instruments, net	14	(32)	(18)
Other, net	3	—	3
	(47)	(63)	(110)
Earnings (loss) from continuing operations before income taxes	212	(64)	148
Income tax benefit (expense)	(79)	36	(43)
Net earnings (loss)	133	(28)	105
Less net earnings (loss) attributable to noncontrolling interests	14	—	14
Net earnings (loss) attributable to Liberty Interactive Corporation shareholders	$119	(28)	91

STATEMENT OF CASH FLOWS INFORMATION
Three months ended March 31, 2013
(unaudited)

	Attributed (note 1)
	Interactive Group	Ventures Group	Consolidated Liberty
	amounts in millions
Cash flows from operating activities:
Net earnings (loss)	$107	(54)	53
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	153	77	230
Stock-based compensation	24	18	42
Cash payments for stock based compensation	(2)	(1)	(3)
Share of losses (earnings) of affiliates, net	(16)	27	11
Cash receipts from return on equity investments	4	3	7
Realized and unrealized gains (losses) on financial instruments, net	(13)	86	73
Deferred income tax (benefit) expense	(27)	(192)	(219)
Other, net	11	—	11
Intergroup tax allocation	41	(41)	—
Changes in operating assets and liabilities
Current and other assets	259	(53)	206
Payables and other current liabilities	(395)	76	(319)
Net cash provided (used) by operating activities	146	(54)	92
Cash flows from investing activities:
Cash proceeds from dispositions	—	37	37
Investments in and loans to cost and equity investees	—	(38)	(38)
Capital expended for property and equipment	(50)	(9)	(59)
Net sales (purchases) of short term and other marketable securities	—	(658)	(658)
Other investing activities, net	(30)	(6)	(36)
Net cash provided (used) by investing activities	(80)	(674)	(754)
Cash flows from financing activities:
Borrowings of debt	1,383	4	1,387
Repayments of debt	(1,251)	(452)	(1,703)
Intergroup receipts (payments), net	2	(2)	—
Repurchases of Liberty common stock	(252)	—	(252)
Other financing activities, net	(37)	—	(37)
Net cash provided (used) by financing activities	(155)	(450)	(605)
Effect of foreign currency rates on cash	(23)	—	(23)
Net increase (decrease) in cash and cash equivalents	(112)	(1,178)	(1,290)
Cash and cash equivalents at beginning of period	699	1,961	2,660
Cash and cash equivalents at end period	$587	783	1,370

STATEMENT OF CASH FLOWS INFORMATION
Three months ended March 31, 2012
(unaudited)

	Attributed (note 1)
	Interactive Group	Ventures Group	Consolidated Liberty
	amounts in millions
Cash flows from operating activities:
Net earnings (loss)	$133	(28)	105
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	143	—	143
Stock-based compensation	17	—	17
Share of losses (earnings) of affiliates, net	(13)	2	(11)
Realized and unrealized gains (losses) on financial instruments, net	(14)	32	18
Deferred income tax (benefit) expense	(32)	8	(24)
Other, net	2	3	5
Intergroup tax allocation	44	(44)	—
Changes in operating assets and liabilities
Current and other assets	268	—	268
Payables and other current liabilities	(170)	(21)	(191)
Net cash provided (used) by operating activities	378	(48)	330
Cash flows from investing activities:
Investments in and loans to cost and equity investees	—	(45)	(45)
Capital expended for property and equipment	(68)	—	(68)
Net sales (purchases) of short term and other marketable securities	38	—	38
Other investing activities, net	(17)	1	(16)
Net cash provided (used) by investing activities	(47)	(44)	(91)
Cash flows from financing activities:
Borrowings of debt	245	—	245
Repayments of debt	(272)	(2)	(274)
Intergroup receipts (payments), net	(94)	94	—
Repurchases of Liberty common stock	(228)	—	(228)
Other financing activities, net	(27)	—	(27)
Net cash provided (used) by financing activities	(376)	92	(284)
Effect of foreign currency rates on cash	(8)	—	(8)
Net increase (decrease) in cash and cash equivalents	(53)	—	(53)
Cash and cash equivalents at beginning of period	847	—	847
Cash and cash equivalents at end period	$794	—	794

Notes to Attributed Financial Information
(unaudited)

(1)
The Interactive Group is comprised of our consolidated subsidiaries QVC, Inc., Provide Commerce, Inc., Backcountry.com, Inc., Bodybuilding.com, LLC and Celebrate Interactive Holdings, Inc. and our interest in HSN, Inc. Accordingly, the accompanying attributed financial information for the Interactive Group includes the foregoing investments, as well as the assets, liabilities, revenue, expenses and cash flows of those consolidated subsidiaries. We have also attributed certain of our debt obligations (and related interest expense) to the Interactive Group based upon a number of factors, including the cash flow available to the Interactive Group and its ability to pay debt service and our assessment of the optimal capitalization for the Interactive Group. The specific debt obligations attributed to each of the Interactive Group and the Ventures Group are described in note 4 below. In addition, we have allocated certain corporate general and administrative expenses among the Interactive Group and the Ventures Group as described in note 5 below.

The Interactive Group focuses on video and on-line commerce businesses. Accordingly, we expect that businesses that we may acquire in the future that we believe are complementary to this strategy will also be attributed to the Interactive Group.

The Ventures Group consists of all of our businesses not included in the Interactive Group including our consolidated subsidiary TripAdvisor, Inc. and our interests in equity method investments of Expedia, Inc., Interval Leisure Group, Inc. and Tree.com, Inc. and available-for-sale securities Time Warner, Time Warner Cable and AOL. Accordingly, the accompanying attributed financial information for the Ventures Group includes these investments. In addition, we have attributed to the Ventures Group all of our senior exchangeable debentures (and related interest expense). See note 4 below for the debt obligations attributed to the Ventures Group.

Any businesses that we may acquire in the future that we do not attribute to the Interactive Group will be attributed to the Ventures Group.

(2)	Investments in available-for-sale securities, including non-strategic securities, and other cost investments are summarized as follows:

	March 31, 2013	December 31, 2012
	amounts in millions
Interactive Group
Other	$4	4
Total Interactive Group	4	4
Ventures Group
Time Warner Inc.	1,255	1,042
Time Warner Cable Inc.	525	531
AOL	76	59
TripAdvisor	191	99
Other	326	84
Total Ventures Group	2,373	1,815
Consolidated Liberty	$2,377	1,819

(3)	The following table presents information regarding certain equity method investments:

				Share of earnings (losses)
	March 31, 2013			Three months ended March 31,
	Percentage ownership	Carrying value	Market value
				2013	2012
	dollar amounts in millions
Interactive Group
HSN, Inc.	37%	$261	1,098	20	15
Other	various	58	N/A	(4)	(2)
Total Interactive Group		319		16	13
Ventures Group
Expedia, Inc.	17%	430	1,385	(20)	(2)
TripAdvisor, Inc.	NA	NA	NA	NA	11
Other	various	121	N/A	(7)	(11)
Total Ventures Group		551		(27)	(2)
Consolidated Liberty		$870		(11)	11

(4)	Debt attributed to the Interactive Group and the Ventures Group is comprised of the following:

	March 31, 2013
	Outstanding principal	Carrying value
	amounts in millions
Interactive Group
5.7% Senior Notes due May 2013	$241	240
8.5% Senior Debentures due 2029	287	285
8.25% Senior Debentures due 2030	504	501
QVC 7.125% Senior Secured Notes due 2017	376	376
QVC 7.5% Senior Secured Notes due 2019	769	760
QVC 7.375% Senior Secured Notes due 2020	500	500
QVC 5.125% Senior Secured Notes due 2022	500	500
QVC 4.375% Senior Secured Notes due 2023	750	750
QVC 5.95% Senior Secured Notes due 2043	300	300
QVC Bank Credit Facilities	328	328
Other subsidiary debt	131	131
Total Interactive Group debt	4,686	4,671
Ventures Group
3.125% Exchangeable Senior Debentures due 2023	1,128	1,854
4% Exchangeable Senior Debentures due 2029	469	335
3.75% Exchangeable Senior Debentures due 2030	460	307
3.5% Exchangeable Senior Debentures due 2031	368	317
TripAdvisor Debt Facilities	391	391
Total Ventures Group debt	2,816	3,204
Total consolidated Liberty debt	$7,502	7,875
Less current maturities		(1,282)
Total long-term debt		$6,593

(5)
Cash compensation expense for our corporate employees will be allocated among the Interactive Group and the Ventures Group based on the estimated percentage of time spent providing services for each group. On a semi-annual basis estimated time spent will be determined through an interview process and a review of personnel duties unless transactions significantly change the composition of companies and investments in either respective group which would require a more timely reevaluation of estimated time spent. Other general and administrative expenses will be charged directly to the groups whenever possible and are otherwise allocated based on estimated usage or some other reasonably determined methodology. Amounts allocated from the Interactive Group to the Ventures Group was determined to be $3 million and $1 million for the three months ended March 31, 2013 and 2012, respectively. We note that stock compensation related to each tracking stock group is determined based on actual options outstanding for each respective tracking stock group.

While we believe that this allocation method is reasonable and fair to each group, we may elect to change the allocation methodology or percentages used to allocate general and administrative expenses in the future.

(6)
The Liberty Interactive Stock and the Liberty Ventures Stock have voting and conversion rights under our restated charter. Following is a summary of those rights. Holders of Series A common stock of each group is entitled to one vote per share, and holders of Series B common stock of each group are entitled to ten votes per share. Holders of Series C common stock of each group, if issued, are entitled to 1/100th of a vote per share in certain limited cases and will otherwise not be entitled to vote. In general, holders of Series A and Series B common stock will vote as a single class. In certain limited circumstances, the board may elect to seek the approval of the holders of only Series A and Series B Liberty Interactive Stock or the approval of the holders of only Series A and Series B Liberty Ventures Stock.

At the option of the holder, each share of Series B common stock will be convertible into one share of Series A common stock of the same group. At the discretion of our board, the common stock related to one group may be converted into common stock of the same series that is related to the other group.

(7)
At March 31, 2013, the intergroup payable/(receivable) balance includes an intergroup loan of approximately $68 million. The Ventures group acquired $68 million principal amount of the 5.7% Senior Notes due 2013, on the open market, which are attributed to the Interactive group and has been extinguished on a consolidated basis. The intergroup loan carries an interest rate that is equal to the effective yield on the 5.7% Senior Notes at the time of purchase. The intergroup payable/(receivable) is partially offset by an allocation of intergroup income taxes payable from the Interactive Group to the Ventures Group.